INFORMATION STATEMENT

May 11, 2009

GRAYBAR ELECTRIC COMPANY, INC.
34 North Meramec Avenue
Clayton, Missouri 63105
____________________

INFORMATION STATEMENT
____________________

     This Information Statement is furnished to each holder of record of Common Stock of Graybar Electric Company, Inc. (the “Company”) and each owner of Voting Trust Interests issued under the Voting Trust Agreement referred to below in connection with the Annual Meeting of Shareholders of the Company. That meeting is to be held at 9:30 A.M. on June 11, 2009 at the Commerce Bank Building, 8000 Forsyth Boulevard, Clayton, Missouri 63105.

     The record holders of Common Stock outstanding at the close of business on April 23, 2009 will be entitled to attend and to vote at the meeting. On April 23, 2009, there were______________ outstanding shares of Common Stock. Each share is entitled to one vote.

     On April 23, 2009, _________________ of the issued and outstanding shares of Common Stock of the Company, constituting approximately 80% of the total outstanding, were held of record in the names of the Voting Trustees under the Voting Trust Agreement referred to below under “Beneficial Ownership of More Than 5% of the Outstanding Common Stock.” The Voting Trustees as a group possess the voting power associated with the shares held of record under the Voting Trust Agreement, and such voting power is sufficient to assure (i) the approval of the proposed increase in the size of the Board of Directors to fourteen members and (ii) the election of the persons nominated by the Board of Directors for election as directors and approval of any other matters brought before the meeting.

     The Voting Trustees have indicated as a group that they presently intend to vote the shares of Common Stock held by them FOR the proposed increase in the size of the Board of Directors to fourteen members and FOR the persons nominated by the Board of Directors for election as directors. In addition, the Voting Trustees are authorized to vote in their discretion with respect to such other matters as may properly come before the meeting.

     This Information Statement will be sent to holders of Common Stock and owners of Voting Trust Interests on or about May 11, 2009.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY.

BENEFICIAL OWNERSHIP OF MORE THAN 5%
OF THE OUTSTANDING COMMON STOCK

     The following table sets forth certain information as of April 23, 2009 with respect to the beneficial ownership of the only person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Such beneficial ownership relates solely to shared voting power because the Voting Trustees do not have any power to dispose of or direct the disposition of the shares of Company Common Stock held under the Voting Trust Agreement. As a general matter, the Voting Trustees may vote shares or otherwise exercise their powers under the Voting Trust Agreement only with the approval or consent of a majority of the Voting Trustees. The Voting Trust Agreement terminates on March 15, 2017, unless sooner terminated by the vote of a majority of the Voting Trustees or the vote of the owners of Voting Trust Interests representing at least seventy-five percent (75%) of the number of shares of Common Stock deposited thereunder.

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class

D. E. DeSousa, L. R. Giglio, T. S. Gurganous,
R. D. Offenbacher and R. A. Reynolds, Jr. as
Voting Trustees under a Voting Trust
Agreement dated as of March 16, 2007
34 North Meramec Avenue
Clayton, Missouri 63105		80%

BENEFICIAL OWNERSHIP OF MANAGEMENT

     The following table sets forth information with respect to the ownership of Voting Trust Interests representing shares of Common Stock held in the Voting Trust as of April 23, 2009 by the persons nominated by the Board of Directors for election as directors, all of whom are presently directors of the Company, and by all executive officers and directors of the Company as a group. On April 23, 2009, no single director or executive officer owned beneficially more than 1% of the Voting Trust Interests. No director or executive officer owns shares of Common Stock of record. The Voting Trustees, when acting in that capacity, as a group possess the shared voting power associated with approximately 80% of the outstanding shares of Common Stock but possess no power of disposition with respect to such shares.

Name of Beneficial	Amount and Nature of	Name of Beneficial	Amount and Nature of
Owner	Beneficial Ownership	Owner	Beneficial Ownership

R. A. Cole	11,073	K. M. Mazzarella	9,143
D. B. D’Alessandro	9,487	R. L. Nowak	14,065
D. E. DeSousa	9,533	R. D. Offenbacher	17,722
M. W. Geekie	500	B. L. Propst	2,143
L. R. Giglio	13,501	R. A. Reynolds, Jr	30,060
T. S. Gurganous	14,436	K. B. Sparks	16,185
F. H. Hughes	0
R. C. Lyons	3,951	Executive officers and directors
		as a group (16 persons)	168,519
		(___%)

None of the shares of Common Stock or Voting Trust Interests that are beneficially owned by directors or executive officers of the Company have been pledged as security.

Proposal 1: Increase in the Size of the Board of Directors to Fourteen Members

The Company’s by-laws require that the number of directors constituting the Board of Directors be determined by the shareholders at the annual meeting of shareholders. The Company currently has thirteen (13) directors, constituting the entire Board of Directors.

The Board has approved and recommended that the Company’s shareholders approve an increase in the number of directors to fourteen (14) members. The purpose for this recommended increase in the size of Board of Directors is to permit the election of B. L. Propst, Vice President-Human Resources, as a member of the Board of Directors. The Board believes that adding the Vice President-Human Resources to the Board is consistent with the Company’s continued strategic interest in its employee ownership and its values. Ms. Propst has served on our advisory Compensation Committee for one (1) year and would continue to do so following election as a director under Proposal 2.

Proposal 2: Nominees for Election as Directors

     Fourteen directors are to be elected to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. The persons nominated by the Board of Directors for election as directors, each of whom, except B. L. Propst, is currently a director, are named in the table below. All of the nominees have consented to being named in this Information Statement and to serve following their election. All of the nominees are presently employees of the Company or one of its subsidiaries. Accordingly, for purposes of serving on the Board or any committee, none of the directors is deemed to be independent within the meaning of the listing standards of the New York Stock Exchange, which the Board has elected to use for purposes of determining independence. Certain additional information concerning the nominees is set forth below.

DIRECTORS
Name	Age	Business Experience Last Five Years	Year in which became a Director

R. A. Cole	59	Employed by Company in 1972; District Vice President, July	1998
		2003 to present.

D. B. D’Alessandro	48	Employed by Company in 1983; Vice President and Chief	2004
		Information Officer, February 2003 to May 2005; Senior Vice
		President and Chief Financial Officer, May 2005 to present.

D. E. DeSousa	50	Employed by Company in 1981; Senior Vice President, Sales	2000
		and Distribution, June 2003 to April 2008; Senior Vice
		President-U.S. Business, April 2008 to present.

M. W. Geekie	47	Assistant General Counsel, Emerson Electric Company, May	2008
		2000 to July 2005; General Counsel and Secretary, XTRA
		Corporation, August 2005 to February 2008. Employed by
		Company in 2008; Deputy General Counsel, February 2008 to
		August 2008; Senior Vice President, Secretary and General
		Counsel, August 2008 to present.

L. R. Giglio	54	Employed by Company in 1978; Senior Vice President-	2002
		Operations, April 2002 to present.

T. S. Gurganous	59	Employed by Company in 1973; District Vice President, July	1995
		2003 to present.

F. H. Hughes	62	President and Chief Executive Officer of our majority-owned	2004
		subsidiary, Graybar Electric Canada Limited, and its wholly
		owned subsidiary, Graybar Canada Limited, January 2001 to
		present.

R. C. Lyons	52	Employed by Company in 1979; District Vice President, July	2006
		2003 to present.

K. M. Mazzarella	49	Employed by Company in 1980; Vice President, Human	2004
		Resources and Strategic Planning, January 2004 to December
		2005; Senior Vice President, Human Resources and Strategic
		Planning, December 2005 to April 2008; Senior Vice President-
		Sales and Marketing, Comm/Data, April 2008 to present.

R. L. Nowak	62	Employed by Company in 1970; District Vice President, July	2006
		2003 to present.

R. D. Offenbacher	58	Employed by Company in 1968; Senior Vice President,	1994
		Comm/Data Business, June 2003 to February 2004; Senior
		Vice President, Sales and Marketing, February 2004 to April
		2008; Senior Vice President-Sales and Marketing, Electrical,
		April 2008 to present.

B. L. Propst	39	Employed by Company in 2002; Corporate Counsel, February
		2002 to April 2004; Senior Corporate Counsel, April 2004 to
		April 2008; Vice President-Human Resources, April 2008 to
		present.

R. A. Reynolds, Jr.	60	Employed by Company in 1972; President and Chief Executive	1993
		Officer, July 2000 to present; Chairman of the Board, April
		2001 to present.

K. B. Sparks	63	Employed by Company in 1968; District Vice President, July	2001
		2003 to present.

Transactions with Director

     F. H. Hughes, a director of the Company, is a director, officer and more than 10% shareholder of a company that was leasing ten warehouse and office facilities to our Canadian indirect, majority-owned subsidiary, Graybar Canada Limited, of which Mr. Hughes is President and Chief Executive Officer. The leases have been in effect since we acquired the predecessor of Graybar Canada Limited in 1991. The annual rent for these facilities aggregated $1,309,359 (Canadian) in 2008. Under the terms of the leases, the subsidiary is responsible for all taxes, insurance and maintenance expenses related to the use of the facilities. In addition, Graybar Canada Limited has entered into an agreement to purchase these leased facilities at fair market value as determined by mutual agreement or through an appraisal process, with the first purchase having been completed as of November 30, 2008. The remaining nine purchases are scheduled for January of 2011. T. F. Dowd and K. M. Mazzarella, acting in their capacity as directors of the Canadian subsidiary, reviewed the lease transactions and concluded that the terms are comparable to those that could have been obtained in arms-length transactions with unaffiliated third parties based on a study done of market rents of similar properties in each area and, as to the other terms, a comparison to leases entered into by the Company generally. In addition, the lease terms are reviewed at least annually by the Board of Directors of Graybar Canada Limited. The agreement to purchase the leased properties was reviewed and approved by the Executive Committee of our Board of Directors in August of 2006, in a manner consistent with our Code of Business Conduct and Ethics described below.

INFORMATION ABOUT THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE MATTERS

     Our business is managed with the direction of our Board of Directors. The Board generally conducts its business through meetings of the Board and its committees. The Board of Directors met five times in 2008. All incumbent directors attended more than 75% of the total number of meetings of the Board and all Board committees of which they were members. A meeting of the Board of Directors is typically scheduled in conjunction with the annual meeting of shareholders, and it is expected that all directors will attend the annual meeting absent a schedule conflict or other valid reason. All of the persons who were then directors attended the 2008 Annual Meeting.

     Our Code of Business Conduct and Ethics requires any Vice President or other officer who is not a member of the Board to obtain the approval of the President prior to engaging in any conduct that might result in or be perceived to result in a conflict between the personal interest of the Vice President or other officer and our best interest. The President and any member of the Board must obtain the approval of a majority of the disinterested directors before engaging in any such conduct.

Board Committees

     The Board of Directors has designated an Executive Committee consisting of Ms. Mazzarella and Messrs. D’Alessandro, DeSousa, Geekie, Giglio, Offenbacher and Reynolds. Except as otherwise provided by law and the Company’s Certificate of Incorporation, the Executive Committee has all the authority of the Board and all Board Committees.

     The Company has an Audit Committee, which met eight times in 2008. Ms. Mazzarella and Messrs. Gurganous, Hughes, Lyons, Nowak and Sparks are the current members of the Audit Committee. The Audit Committee is governed by a written charter approved by the Board of Directors, a current copy of which is available at www.graybar.com within the “About Us” page under Committee Charters, Audit Committee. The Audit Committee and the Board of Directors review and assess the adequacy of the charter at least annually and it was last revised in December 2007. None of the members of the Audit Committee is independent because none of the directors is independent. See “Directors-Nominees for Election as Directors.” None of the members of the Audit Committee is an audit committee financial expert as that term is defined in the rules promulgated by the Securities and Exchange Commission (SEC). See “Audit Committee Report.” The Company has chosen not to appoint an outside financial expert to the Audit Committee because it is inconsistent with our employee ownership structure to appoint non-employees to the Board of Directors.

     The Board of Directors has also appointed an advisory Compensation Committee, which met seven times in 2008. Ms. Mazzarella, Ms. B. L. Propst, Vice President-Human Resources, and Messrs. D’Alessandro, DeSousa, Giglio and Offenbacher currently serve on the Compensation Committee that reviews the Company’s compensation policy and makes recommendations to the Chief Executive Officer and the Board of Directors with respect to changes to the Company’s compensation plans. The Compensation Committee also recommends salary adjustments to the Board of Directors for the Chief Executive Officer after considering data received from our outside compensation consultant (Towers Perrin) and other factors as described under “Compensation Discussion and Analysis - Executive Compensation Process.” Towers Perrin was engaged by the Human Resources – Compensation Department to perform an executive compensation analysis for the named executive officers and other senior management personnel that includes job matching and benchmarking of total compensation against the consultant’s database for all industries and the peer companies described below. See “Executive Compensation Process.” The Compensation Committee is governed by a written charter, a current copy of which is available at www.graybar.com within the “About Us” page under Committee Charters, Compensation Committee. See “Compensation Committee Report.”

     The Company has no nominating committee. The Board of Directors has determined that it is appropriate for the entire Board to participate in the consideration of director nominees who, for the most part, historically have been long-time employees of the Company, or one of its subsidiaries, with a broad range of management experience within the Company. When identifying a nominee to fill a vacancy or new position on the Board, the directors consider the recommendation of our Chief Executive Officer, the background and reputation of the candidate in terms of character, personal and professional integrity, his or her business experience, including positions held as an employee of the Company or one of its subsidiaries, and how the person would complement the other directors in terms of expertise and experience. The Board of Directors does not have a policy with regard to consideration of potential candidates recommended for consideration by holders of Common Stock and owners of Voting Trust Interests. The Board of Directors believes that the procedure used traditionally, which generally has been for the Board to select employees who have been promoted throughout their careers until they reach a relatively senior management position either in the field or at Corporate headquarters, has served the Company and its employee-shareholders well.

Compensation Committee Interlocks and Insider Participation

     At December 31, 2008, all members of the Compensation Committee were officers and employees of the Company. All members, except Ms. Propst, were also directors of the Company.

Director Compensation

     Directors are paid a meeting fee of $300 for each regular Board meeting attended.

AUDIT COMMITTEE REPORT

     We constitute the Audit Committee of the Board of Directors of the Company. We oversee the Company’s financial reporting process on behalf of the Board of Directors. Other members of management have the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling our oversight responsibilities, we reviewed the audited financial statements with these members of management, including a discussion of the quality, not just the acceptability, of the accounting principles used, the reasonableness of the significant judgments made and the clarity of the disclosures contained in the financial statements.

     We reviewed with the independent auditors, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61, Communications with Audit Committee, as amended, (AICPA, Professional Standards, Vol. 1, AU Section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

     We received the written disclosures and the letter from Ernst & Young LLP, the independent accountants, required by the applicable requirements of the Public Accounting Oversight Board regarding the independent accountants’ communications with the audit committee regarding independence, and have discussed with Ernst & Young LLP, the independent accountant, the independent accountant’s independence.

     We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. We met with the internal and independent auditors to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

     In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC. The Board approved such inclusion.

     Submitted by:

     T. S. Gurganous, Chair
     F. H. Hughes
     R. C. Lyons
     K. M. Mazzarella
     R. L. Nowak
     K. B. Sparks

     Members of the Audit Committee

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

     The names and titles of our “named executive officers” for SEC compensation reporting purposes for the fiscal year ended December 31, 2008 are:

Name	Title

R. A. Reynolds, Jr.	Chairman, President and Chief Executive Officer
D. B. D’Alessandro	Senior Vice President and Chief Financial Officer
D. E. DeSousa	Senior Vice President-U.S. Business
L. R. Giglio	Senior Vice President-Operations
R. D. Offenbacher	Senior Vice President-Sales and Marketing, Electrical

Compensation Philosophy and Principles

     Our compensation philosophy is to reward achievement of specific, annual financial goals, to be internally equitable among our executives and all other employees, and to foster long-term employment relationships with key personnel. The principles that underlie our compensation elements for employees also apply to the compensation of the named executive officers.

     We do not grant stock options or other equity-based compensation because we feel that equity-based compensation is inconsistent with the philosophy behind our employee ownership structure. All shares of stock owned by the named executive officers, as is the case with all other employees, have been purchased by them under employee common stock purchase plans or have been received as a stock dividend on shares so purchased.

     We use the following principles in evaluating and determining compensation for the named executive officers:

  Total compensation is a combination of base salary, annual cash incentive, retirement and health and welfare benefits designed to attract, motivate and retain a highly qualified executive team in a manner consistent with our being an employee-owned company.

  A significant portion of executive compensation should be at risk, by being tied to our business performance and each individual’s contribution to that performance.

Executive Compensation Elements

     Applying this philosophy and these principles, we have established a total compensation program for the named executive officers that includes substantially the same elements that are used for all our management employees. The process for arriving at these elements is described below.

The primary compensation elements for our named executive officers are as follows:

Base Salary. Base salary is the fixed pay element that compensates the named executive officers for services rendered during the fiscal year.

Named executive officer salaries, including that of our Chief Executive Officer, are reviewed annually and are determined based on a number of factors, including the relative level of responsibility of the position within the Company, the position’s impact on profitability and the executive’s achievement of performance and development objectives. See “Executive
Compensation Process.”

Performance-Based Non-Equity Incentive Compensation. Our Management Incentive Plan
(MIP) is a performance-based annual cash incentive award designed to motivate eligible management employees to achieve specific pre-defined annual financial goals for net profit, gross margin and sales set for their respective business units and to reward the achievement of such goals. Those goals are based on Company-wide performance for the named executive officers and other participants whose responsibilities are at the Corporate level. The named executive officers and other corporate participants are compensated based upon Company-wide performance because their goals and actions impact operations throughout the Company.

The same MIP formula is used for the named executive officers as for other management employees except for structural differences related to the applicable business unit (Corporate, District or Branch). MIP has been an integral part of our management compensation program for more than 30 years and is structured in a way that supports our philosophy that employees should share the rewards when the Company exceeds its annual financial goals and should share in the challenges by having more compensation at risk when the Company does not meet those goals.

Awards payable under MIP vary based on level of responsibility. The most senior executive officers have the highest level of responsibility and, therefore, the guideline percentages for senior executive officers reflect the higher end of the range stated in the second bullet below. Their total compensation is contingent upon the achievement of the annual Company-wide financial goals.These annual financial goals have been selected because they have the most impact on the profitability of the Company.

  Annual incentive award payments under MIP are based on actual performance against budget for sales, gross margin and net profit. Each year, the Board of Directors approves budgets consistent with Company growth and other strategic objectives as determined during the annual strategic planning meeting of the Board of Directors. Parameters used to set the growth objectives include the growth that we believe that we can finance internally, the expected growth in the markets we serve and an increase in market share.

  Named executive officers have a guideline incentive, ranging from 65% to, in the case of our Chief Executive Officer, 80% of base salary. To receive any incentive award under MIP, performance against net profit and gross margin budgets must be at least 60%, which yields two points per component. Results at or above 60% of the budgeted amounts for net profit and gross margin are assigned points according to an index provided to all participants in advance of each MIP year. Additional points are awarded for sales performance that meets or exceeds 100% of the applicable sales budget. The maximum amount payable under MIP is 150% (150 points) of the applicable guideline incentive as discussed in the next paragraph.

     Incentive awards payable to all Corporate MIP participants, including the named executive officers, are calculated based on their guideline incentive (eligible base salary multiplied by the applicable guideline percentage), which ranges from 20% to 80% based on salary grade, multiplied by the Corporate performance index. The Corporate performance index is calculated based on the aggregate performance of all Districts against budget.

     The following table sets forth the base components of the 2008 MIP performance index for the named executive officers:

		Net Profit Points	Gross Margin Points	Sales Points
Corporate (Location of named executive officers)		Up to 70	Up to 70	Up to 10
Net Profit	=	Actual results vs. budgeted net profit before tax, MIP, and profit sharing.

Gross Margin	=	Actual results vs. budgeted gross margin dollars.

Sales	=	Actual results vs. budgeted sales.

NOTE: For the combined Net Profit and Gross Margin components, up to 6 points can be earned for achieving 60% of the budgets, up to 100 points for achieving 100% of the budgets and up to 140 points for achieving 110% of the net profit budget and 105% of the gross margin budgets. Five points can be earned for achieving the sales budgets and an additional point can be earned for each .2% (two-tenths of one percent) of sales that exceeds the budgets, up to 5 points. The Plan provides that  limited discretionary payments may be awarded by the President to individual participants or groups of participants, upon recommendation of any officer to the President, and as reported to the Board of Directors.

     In 2008, the Districts’ performance against budget for the various MIP components resulted in 54 points being awarded for net profit, 45 points for gross margin, 0 points for sales and 5 additional points awarded under the discretionary Plan provision discussed in the NOTE above. The sum of the points awarded under the Plan for 2008 was 104.

     As an example, a named executive officer with a guideline percentage of 65%, a performance index of 99 and points awarded under the discretionary Plan provision of 5 would earn a 2008 MIP payment of 65% of 104% of the named executive officer’s base salary.

     Deferral of Base Salary and MIP Compensation. Named executive officers are not eligible to participate to the same extent in the tax-deferred savings opportunities afforded all other employees under the Company’s qualified profit sharing and savings plan due to income limitations imposed by the Internal Revenue Code (IRC). To accommodate this difference, the named executive officers are offered a savings replacement opportunity that allows them to voluntarily elect to defer a portion of their base salary and/or incentive award compensation to a nonqualified plan, subject to compliance with Section 409A of the IRC. If they do so, a portion of any profit sharing contribution will also be deferred as described under “Retirement Plans.” See “Executive Compensation – Nonqualified Deferred Compensation.”

     Health and Welfare Benefits. Health and welfare benefits are designed to provide competitive, basic health, life and disability insurance for all eligible employees, including the named executive officers. We periodically review the competitiveness of these benefits against the benefits offered by broader general industry, as obtained from national survey data collected by our outside compensation consultant.

     Perquisites and other Personal Benefits. We reimburse the named executive officers and other management employees for social and country club memberships when used primarily to conduct business activities. Named executive officers and other executives may also receive spousal travel benefits when our interests warrant spousal attendance at specific meetings or functions related to their duties. See “Executive Compensation – All Other Compensation.”

Retirement Plans.

  Profit Sharing and Savings Plan. The Company’s tax-qualified profit sharing and savings plan permits Company contributions, based on the performance of the Company, to be allocated on the same basis to all eligible employees, including the named executive officers. This type of plan is consistent with our employee ownership structure, which permits the sharing of profits based on the performance of the Company. See “Executive Compensation – All Other Compensation.” To the extent that an employee’s or a named executive officer’s annual allocated profit sharing contribution amount under the plan exceeds the limitations imposed by Sections 401 and 415 of the IRC, such excess benefits may be paid in cash or deferred for later payment under the Company’s nonqualified, unfunded, noncontributory plan, depending upon the election to defer compensation, made by each eligible employee, including the named executive officer, in the year prior to the plan year. See “Executive Compensation – Nonqualified Deferred Compensation.”

  Pension Plan. We also provide a tax-qualified defined benefit pension plan to all eligible employees, including the named executive officers, which underlies the philosophy of the Company to foster long-term employment. Pension benefits may be paid from the Company’s nonqualified, unfunded, noncontributory plan for any employees, including the named executive officers, to the extent their pension plan benefit exceeds the limitations imposed by Sections 401(a)(17) and 415 of the IRC. See “Executive Compensation – Pension Benefits.”

     Named executive officers also receive director’s fees for their board participation. See “Director Compensation.”

Executive Compensation Process

     Annually, the Compensation Committee engages an outside compensation consultant (Towers Perrin) to provide competitive benchmark market data against which the Chief Executive Officer’s compensation is generally reviewed. On a periodic basis, including 2008, the outside consultant also provides market data for other executives, including the other named executive officers.

     This market data is one consideration when establishing executive pay levels. Other factors evaluated are individual responsibilities, performance and contribution and internal equity among executives. The Compensation Committee considers all of this data when making pay recommendations to the Board of Directors for the Chief Executive Officer. In turn, the Chief Executive Officer reviews similar data in setting compensation for other senior management personnel, including the remaining named executive officers. Pay levels are established after reviewing the elements of compensation independently and in the context of total compensation for each individual.

     The primary competitive market is a peer group of publicly traded companies (the “Peer Group”) of similar size and sales in the wholesale distribution industry. A secondary source used by the Company is the broader general industry for companies of similar size. The Peer Group, which is periodically reviewed and updated by the Committee, for 2008 consisted of:

· Advance Auto Parts, Inc.	· BlueLinx Holdings, Inc.	· Thermo Fisher Scientific, Inc.
· Airgas, Inc.	· Brightpoint, Inc.	· United Stationers, Inc.
· Anixter International, Inc.	· Genuine Parts Co.	· Watsco, Inc.
· Applied Industrial Technologies, Inc.	· Grainger (W W), Inc.	· WESCO International, Inc.
· Arrow Electronics, Inc.	· Henry Schein, Inc.
· Avnet, Inc.	· SYNNEX Corp.

     The 2008 study of Peer Group proxy data provided by our outside consultant, similar to recent historical surveys, indicated that although comparability varies slightly by position, generally our named executive officers and other executives are compensated below the median market level for total compensation. We rely exclusively on annual cash compensation and provide no equity incentives, which are a significant element of compensation for most of the other members of the Peer Group. As is the case with all employees, the named executive officers do not receive a discretionary bonus or any stock awards or options.

     Based on our philosophy that total compensation should be a combination of both pay and benefit elements, the outside consultant also performed a competitive review of our employee benefit programs (excluding profit sharing) compared against the general industry. Our benefits (as a percentage of pay) were found to be slightly above those provided in the competitive market.

Employment Agreements, Severance and Change-In-Control Benefits

     We do not have employment agreements, change-in-control benefits or executive severance benefits for any of the named executive officers because we feel that these types of benefits are inconsistent with the philosophy behind our employee ownership structure. Named executive officers are eligible for the same severance programs provided to all employees of the Company. See “Executive Compensation – Potential Post-Employment Payments.”

COMPENSATION COMMITTEE REPORT

     We constitute the Compensation Committee of the Board of Directors of the Company. We have responsibility for recommending, implementing, and continually monitoring adherence to the Company’s compensation philosophy, objectives, policies and practices.

     We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Information Statement and, through incorporation by reference from this Information Statement, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

     Submitted by:

     K. M. Mazzarella, Chair
     D. B. D’Alessandro
     D. E. DeSousa
     L. R. Giglio
     R. D. Offenbacher
     B. L. Propst

     Members of the Compensation Committee

EXECUTIVE COMPENSATION

Summary Compensation Table

     The table below sets forth information regarding all elements of the compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2008.

Name and Principal Position	Year	Salary ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
R. A. Reynolds, Jr.	2008	$638,592	$531,309	$629,430	$223,461	$2,022,792
Chairman, President &	2007	$580,536	$561,959	$569,090	$215,589	$1,927,174
Chief Executive Officer	2006	$535,608	$604,166	$251,786	$175,922	$1,567,482
D. B. D’Alessandro	2008	$258,250	$174,577	$280,536	$76,809	$790,172
Senior Vice President &	2007	$220,213	$173,198	$212,905	$73,658	$679,974
Chief Financial Officer	2006	$200,193	$183,478	$124,258	$57,925	$565,854
D. E. DeSousa	2008	$276,571	$186,962	$340,190	$89,855	$893,578
Senior Vice President-	2007	$263,619	$207,337	$273,241	$90,881	$835,078
U.S. Business	2006	$248,904	$228,120	$157,132	$72,469	$706,625
L. R. Giglio	2008	$261,961	$177,086	$252,824	$82,137	$774,008
Senior Vice President-	2007	$239,172	$188,109	$334,433	$80,767	$842,481
Operations	2006	$222,948	$204,332	$218,174	$67,534	$712,988
R. D. Offenbacher	2008	$266,049	$179,849	$263,109	$93,686	$802,693
Senior Vice President-	2007	$248,207	$195,215	$273,547	$84,862	$801,831
Sales & Marketing, Electrical	2006	$225,391	$206,571	$139,271	$67,466	$638,699

(1)	Amounts earned in the year indicated, including amounts deferred by certain named executive officers pursuant to deferred compensation agreements with the Company.

(2)

Payments made in 2009, 2008 and 2007 for the fiscal years 2008, 2007 and 2006, respectively, under MIP. Includes amounts deferred by certain named executive officers pursuant to deferred compensation agreements with the Company.

(3)	Amounts related to annual changes in pension and non-qualified deferred compensation values for the year indicated. See the Pension Benefits Table.

(4)

Amounts (including any that have been deferred) include annual amounts contributed by the Company to the profit sharing and savings plan, perquisites, directors’ fees paid in cash and other personal benefits and other miscellaneous items. See “Executive Compensation - All Other Compensation.”

All Other Compensation

     The table below itemizes the value of All Other Compensation received by the named executive officers for 2008 as shown in the Summary Compensation Table.

Name	Perquisites and Other Personal Benefits ($) (1)	Registrant Contributions to Defined Contribution Plans ($) (2)	Tax Reimbursements ($) (3)	Fees Earned or Paid in Cash ($) (4)
R. A. Reynolds, Jr.	$35,610	$179,691	$6,960	$1,200
D. B. D'Alessandro	$11,045	$ 64,564	$ 0	$1,200
D. E. DeSousa	$14,469	$ 72,511	$1,675	$1,200
L. R. Giglio	$12,854	$ 67,355	$ 728	$1,200
R. D. Offenbacher	$19,303	$ 69,118	$4,065	$1,200

(1)

Amounts paid by the Company for dues for memberships in social clubs, dues for memberships in country clubs and occasional spousal travel as explained in “Compensation Discussion and Analysis - Executive Compensation Elements.”

(2)	Total qualified and nonqualified Company contributions made under our profit sharing and savings plan on April 1, 2009 for 2008.

(3)	Amounts for taxes reimbursed for spousal travel.

(4)	Annual director’s fees.

Non-Equity Incentive Plan Awards

     This table sets forth additional information regarding the range of possible MIP payouts for 2008. The actual payment is shown in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

Name	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)
R. A. Reynolds, Jr.	$30,652	$536,417	$766,311
D. B. D'Alessandro	$10,072	$176,256	$251,794
D. E. DeSousa	$10,786	$188,760	$269,657
L. R. Giglio	$10,216	$178,788	$255,412
R. D. Offenbacher	$10,376	$181,578	$259,398

(1)

Threshold represents the amount payable if actual results were 60% of each of the net profit, gross margin and sales budgets, Target represents the amount payable if actual results were 100% of those budgets and Maximum represents the amount payable if actual results were 110% of net profit budget, 105% of the gross margin budgets and 101% of the sales budgets. No MIP payment would have been due if the Threshold had not been reached.

Pension Benefits

     The Company has a qualified defined benefit pension plan covering all eligible employees, including the named executive officers. The plan provides retirement benefits based on an employee’s final average earnings and years of service. Employees become fully vested after five years of service, regardless of age, and employees may retire and begin receiving full pensions at the age of 65, at age 55 with 20 years or more of service or any age with 30 years of service under the plan. Employees may also receive reduced early retirement benefits at age 50 with 25 years of service.

     While the formula for executives is the same as for all employees, compensation under the qualified plan is limited by the Internal Revenue Code (IRC) and does not include amounts deferred under a deferred compensation agreement. Therefore, to the extent that an employee’s or a named executive officer’s annual pension benefit under the plan exceeds the limitations imposed by Sections 401(a)(17) and 415 of the IRC, such excess benefits will be paid as a supplemental pension benefit under the Company’s nonqualified, unfunded, supplemental plan.

     The annual benefit formula for the pension plans (qualified and nonqualified) is defined as the greater of (a) or (b), less (c), where:

(a)	is 1% of the Annual Eligible Pay (as defined below) multiplied by years of Company service;
(b)	is $18 per month multiplied by years of Company service, up to a maximum of 30 years of such service; and
(c)	is 1% of the participant’s annual social security amount multiplied by years of Company service, up to a maximum of 33-1/3% of such annual social security amount.

The formula below provides a simplified illustration as to how the benefits are calculated:

[	1%	X	Annual Eligible Pay	X	Years of Company Service	]	minus	[	1%	X	Annual Social Security Amount	X	Years of Company Service	]

  Annual Eligible Pay is an employee’s average annual earnings (base pay, overtime and incentive payments) for the highest consecutive 60 months of Company service.

  Benefits may be adjusted for pre-retirement spousal protection and certain early retirement penalties.

  Qualified plan benefits are available in several alternate annuity payment forms, which are actuarially equivalent, or are payable as a lump sum. Nonqualified pension plan benefits are either paid in a lump sum or ten annual installments beginning the January following termination or retirement depending on the age of the participant at retirement.

Pension Benefits Table

     The following table sets forth information regarding the present value of the accumulated benefits under our qualified defined benefit pension plan and the nonqualified supplemental plan. No payments were made to any named executive officer under those plans during 2008.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
R. A. Reynolds, Jr.	Qualified Plan Nonqualified Plan	36.6 36.6	$1,048,700 $4,069,530
D. B. D'Alessandro	Qualified Plan Nonqualified Plan	25.8 25.8	$ 676,787 $ 340,322
D. E. DeSousa	Qualified Plan Nonqualified Plan	27.9 27.9	$ 873,977 $ 846,704
L. R. Giglio	Qualified Plan Nonqualified Plan	30.8 30.8	$1,044,942 $ 820,175
R. D. Offenbacher	Qualified Plan Nonqualified Plan	40.6 40.6	$1,230,766 $ 998,418

     Assumptions. The change in pension values provided in the Summary Compensation Table and the present value of accumulated benefit provided in the Pension Benefits Table are based on the following assumptions:

  Accumulated benefit for each named executive officer is based on years of Company service and Annual Eligible Pay through the year-end reporting date as stated in each row of the Summary Compensation Table.

  If the named executive officer was not yet eligible for an unreduced benefit as of the year-end reporting date as stated in each row of the Summary Compensation Table, it is assumed that the participant will remain employed until the date when he is first eligible for an unreduced early retirement benefit, and then terminate with the benefit paid immediately. As of December 31, 2008, Messrs. Reynolds, Giglio and Offenbacher were eligible for an unreduced early retirement benefit under both the qualified and nonqualified plans.

  Participants are assumed to select the optional lump sum form of payment, which is calculated using a rate that is based on a combination of the Pension Benefit Guaranty Corporation (PBGC) interest rate used to calculate lump sum payments, the IRS prescribed lump sum interest rates and the mortality assumptions prescribed by Section 417(e) of the IRC. The lump sum interest rates for payments as of December 31, 2008, 2007 and 2006 were 3.60%, 3.60% and 3.30%, respectively, and were assumed to increase to a normative level of 5.50% over 15 years.

  As required for the named executive officers who are not eligible for an unreduced early benefit on the year-end reporting date as stated in each row of the Summary Compensation Table, pension benefits have been calculated with salary and service through the year-end reporting date as stated in each row of the Summary Compensation Table but have been assumed not to be payable until the date when they are first eligible. Therefore, the lump sum payable at the participant’s earliest unreduced payment commencement date has been discounted back to the year-end reporting date as stated in each row of the Summary Compensation Table utilizing the discount rate used for financial reporting purposes, which was 6.00%, 6.00% and 5.75% for December 31, 2008, 2007 and 2006, respectively. No adjustment has been made for pre-retirement mortality.

     Contingent Benefits. If the participant terminates employment prior to retirement eligibility, an annuity is payable at age 65 or an actuarially reduced benefit is payable between ages 55-65 for participants who terminated with at least 20 years of Company service. A pre-retirement spousal annuity is payable if a married participant dies while employed or prior to commencing payment of benefits. Participants on long-term disability continue to earn credit toward pension benefits.

Nonqualified Deferred Compensation

     As discussed in the Compensation Discussion and Analysis, certain executives, including named executive officers, may voluntarily defer 2% to 15% of base salary and/or 2% to 25% of incentive payments pursuant to their individual deferred compensation agreements. The Company does not fund or match any of these voluntary employee contributions. In addition, the deferred compensation accounts include Company contributions that would have been paid to the qualified profit sharing and savings plan except for the annual limitations imposed by the Internal Revenue Code (IRC).

     At the end of each calendar quarter, deferred compensation accounts are credited with interest based on the average crediting rate for the prior calendar quarter under the stable value fund (fixed income) investment alternative of the Company’s profit sharing and savings plan. The Company amended and restated its Supplemental Benefit Plan and revised the related Form of Deferral Agreement in 2008. The amendments, which updated distribution options upon a IRC Section 409A triggering event, were effective as of January 1, 2009 and were made primarily to conform the plan to the requirements of IRC Section 409A. Nonqualified deferred compensation payments in most circumstances are made in ten annual installments beginning on the January following termination or retirement based on the age of the participant at retirement.

     The following table provides information with respect to the nonqualified deferred compensation accounts for each of the named executive officers. No withdrawals or distributions were paid to any of the named executive officers during 2008.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year($) (2)	Aggregate Earnings in Last Fiscal Year($) (3)	Aggregate Balance at Last Fiscal Year End ($) (4)
R. A. Reynolds, Jr.	$ 0	N/A	$60,193	$1,391,887
D. B. D'Alessandro	$ 7,699	$30,064	$ 2,742	$ 74,653
D. E. DeSousa	$ 0	$38,011	$ 0	$ 0
L. R. Giglio	$ 8,973	$32,855	$ 7,168	$ 178,154
R. D. Offenbacher	$88,618	$34,618	$ 30,552	$ 746,851

(1)	Amounts of base salary and incentive payment deferred in 2008.

(2)

The portion of Company profit sharing contributions exceeding the limits imposed with respect to the qualified plan that were credited to deferred compensation accounts for 2008 for those named executive officers electing to defer compensation earned during 2008.

(3)	Includes interest earned in 2008 on nonqualified deferred compensation account balances.

(4)

These balances, as of December 31, 2008, include interest, deferred salary and incentive payments and deferred profit sharing contributions accrued and reported in prior years but do not include the nonqualified profit sharing contributions that were paid on April 1, 2009 discussed in the preceding note.

Potential Post-Employment Payments

     Each named executive officer participates in the same benefit plans with the same options available to him or her as all employees of the Company upon voluntary or involuntary termination (with or without cause), early or normal retirement, disability or death. Termination following a change of control would be treated the same as any other termination.

     Payments Made Upon Voluntary Termination, Retirement or Disability. In the case of a voluntary termination, retirement or disability, named executive officers are entitled to receive all compensation and benefits earned, accrued and vested during their term of employment.

     Payments Made Upon Involuntary Termination (with or without cause). If a named executive officer were terminated without cause (layoff), compensation and benefits paid would be the same as for a voluntary termination, retirement or disability, except that an additional severance payment would be made in a single lump sum payment equal to one week of base pay for each year of completed service. Assuming a termination was effective for reason of layoff as of December 31, 2008, the severance amount that would have been payable to each of the named executive officers would have been: R. A. Reynolds, Jr. – $455,918, D. B. D’Alessandro – $127,046, D. E. DeSousa – $148,852, L. R. Giglio –$154,646, R. D. Offenbacher – $212,132.

     If a named executive officer were terminated with cause, all earned, accrued and vested compensation and benefits would be paid with the exception of earned vacation and earned floating holiday compensation.

     Payments Made Upon Death. In the event of the death of an employee, including a named executive officer, the same compensation and benefits would be paid as for a voluntary termination, retirement or disability.

     In addition, available death benefits for each of the named executive officers at December 31, 2008 were as follows:

  $250,000 under the Company’s basic life insurance plan,

  $250,000 under the Company’s basic life accidental death and dismemberment insurance plan, if applicable, and

  $500,000 under the Company’s business travel insurance plan, if applicable.

     Payments Made Upon a Change of Control. The Company has not entered into Change of Control Severance Agreements with any of the named executive officers or any other employee. If there is a change of control of the Company, any deferred compensation benefits and supplemental benefits (including interest to the date of payment) under the Company’s amended and restated supplemental benefit plan will be payable in a lump sum promptly following the change of control.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     Ernst & Young LLP audited the financial statements of the Company and its subsidiaries in 2008 and will be considered for reappointment by the Board of Directors in June 2009. Ernst & Young LLP has advised the Company that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as accountants. No representative of Ernst & Young LLP is expected to attend the Annual Meeting of Shareholders.

     The fees billed to the Company by Ernst & Young LLP with respect to the years 2008 and 2007 were as follows:

	2008	2007

Audit Fees	$690,100	$682,837
Audit-Related Fees	$126,145	$196,905
Tax Fees	$308,323	$195,663

     Audit Fees include amounts billed for the audit of the Company’s annual consolidated financial statements, the timely review of the financial statements included in the Forms 10-Q filed by the Company during each year, general consultations on accounting and disclosure matters, and international statutory audits. Audit-Related Fees include audits of the Company’s employee benefit plans, advisory services related to the management report on internal controls, and other audit-related services. Tax Fees include services rendered for tax compliance, tax advice, and tax planning. It is expected that Ernst & Young LLP will provide similar non-audit services during the year 2009. In connection with its review and evaluation of non-audit services, the Audit Committee has considered and concluded that the provision of the non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

     The Audit Committee has established procedures for the pre-approval of all audit and non-audit services to be performed by the independent auditor retained to audit the Company’s financial statements. Under these procedures, types of services and an estimated range of fees are established and pre-approved annually. Invoices for pre-approved services that are within the pre-approved range may be paid by the Senior Vice President and Chief Financial Officer or the Vice President and Controller. If the fees for any type of service are expected to exceed the pre-approved limit, a request must be submitted to the Audit Committee Chair. Services other than those included in the annual pre-approval must be considered and authorized in advance by the Audit Committee on an engagement-by-engagement basis.

MISCELLANEOUS

     Effective December 1, 2008, the Company renewed the insurance covering directors and officers, along with the fiduciary liability which covers certain other employees against liabilities imposed on them as a result of their employment with the Company. This coverage is provided by National Union Fire Insurance Company of Pittsburgh (a member of the AIG Group) and Newmarket Underwriters Insurance

Company (a member of Allied World Assurance Company) for a total premium of $117,050 through November 30, 2009.

     Owners of Common Stock and Voting Trust Interests may communicate directly with the Board of Directors by mail at Graybar Board of Directors, 34 North Meramec Avenue, Clayton, Missouri 63105. All such communications will be received directly by the Chairman of the Board and the Senior Vice President, Secretary and General Counsel and reviewed with the other directors as they deem appropriate.

     The management of the Company knows of no other matters to be brought before the meeting.

By Order of the Board of Directors

MATTHEW W. GEEKIE
Secretary

May 11, 2009

     A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the year 2008 will be made available without charge upon written request addressed to the Secretary of the Company at its principal executive offices at 34 North Meramec Avenue, St. Louis, MO 63105 or by calling 314-573-9200. A copy is also accessible at www.graybar.com within the “About Us” page under “SEC Filings.” Additionally, a copy of the Company’s report can be obtained at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549, or by calling the SEC at 1-800-SEC-0330. Also, a copy of our electronically filed materials can be obtained at www.sec.gov.